UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1−K

FINANCIAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2023

CERES COIN LLC
(Exact name of issuer as specified in its charter)

Delaware	82-3602143
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

C/O CM Solutions LLC, 253 N. Barfield Dr., Marco Island, FL 34145
(Full mailing address of principal executive offices)

331-276-2561
(Issuer’s telephone number, including area code)

Tokens and Coins of the Company
(Title of each class of securities issued pursuant to Regulation A)

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TABLE OF CONTENTS

PAGE
Item 1. BUSINESS	- 3 -

Item 2. MANAGEMENT’S DISCUSSION AND ANALYISIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	- 5 -

Item 3. DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES	- 7 -

Item 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS	-9-

Item 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS	- 11 -

Item 6. OTHER INFORMATION	- 11 -

Item 7. FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDED DECEMBER 31, 2023 AND DECEMBER 31, 2022	- 13 -

In this Annual Report, the terms “we,” “us,” “our,” or “the Company” refers to Ceres Coin LLC.

THIS ANNUAL REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE ANNUAL REPORT, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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Item 1. Business

A.	Overview

CERES Coin LLC (“CERES”, the "Company") is a Delaware limited liability company formed on November 13, 2017, as a single-member, manager-managed entity with a perpetual term. The Company's headquarters are in Marco Island, Florida. Over the past three years (or since inception, where applicable), the Company's business has evolved significantly. Initially focused on providing mid-term, asset-backed loans (primarily real estate-secured) to businesses in the legal cannabis industry and developing a blockchain-based transaction framework for cannabis-related transactions, the Company pivoted during 2023 to emphasize fintech consulting and stablecoin development. This shift involved reallocating resources from cannabis-specific lending (which never commenced principal operations) to blockchain innovation for broader financial applications, including securing patents and advancing towards resubmission of CERES Coin and CERES Token for the Securities and Exchange Commission (“SEC”) qualification pursuant to Regulation A. In 2023, the Company began generating consulting revenue from a single client on a month-to-month basis related to financial technology advisory services. No material reclassifications, mergers, consolidations, or purchases/sales of significant assets occurred during this period outside the ordinary course of business, though subsequent events (detailed below)

impacted ownership and focus.

As of the filing date, the Company's principal business is the development, issuance, and management of CERES Coin, a patented, yield-generating stablecoin that tokenizes shares of a U.S. Government Money Market Fund invested primarily in U.S. Treasuries. Transactions are effected pursuant to a Sub-Transfer Agency and Services Agreement with the fund’s transfer agent (the “Sub-TA Agreement”). Under the Sub-TA Agreement, investor purchases are settled into shares of a U.S. government money market fund (the “fund”) held at the fund’s custodian; CERES acts solely as sub-transfer agent and on-chain recordkeeper and does not acquire or custody the underlying assets. This provides holders with a stable net asset value (NAV) of $1 per coin, potential yields of 2-3% based on fund performance, and fee-free peer-to-peer (P2P) transfers on a private blockchain (Hyperledger Fabric), with planned migration to public blockchains like Ethereum. CERES Coin is structured and will be offered as a security under U.S. federal securities laws, and any issuance, transfer, or redemption will occur only in compliance with applicable federal and state securities and other laws.

Protected by U.S. patents (US 12,141,769 for tokenizing SEC-registered securities; US 11,055,677 for managing tokenized securities with smart contracts; US 11,797,955 for securing transactions with multi-factor authentication and tamper-proof records), the technology enables secure, auditable transactions, positioning the Company to address inefficiencies in traditional systems, such as $521 billion in annual federal fraud (e.g., $10 billion in Supplemental Nutrition and Subsistence Program (“SNAP”) overpayments, $80 billion in Medicaid improper payments, and Federal Emergency Management Agency (“FEMA”) delays.

The Company’s principal product is CERES Coin, a digital asset designed for instant, transparent peer-to-peer transfers and payments, supported by a 1:1 reserve model that is implemented through a sub-transfer-agency relationship with a U.S. government money market fund; separately, the Company has issued CERES Tokens, which are investment instruments that provide investors exposure to the Company and are not used for payments.

•	CERES Coin (Product / Payments): CERES Coin is the Company’s core operating product. Transactions are effected pursuant to a Sub-Transfer Agency and Services Agreement with the fund’s transfer agent (the “Sub-TA Agreement”). Under the Sub-TA Agreement, investor purchases are settled into shares of a U.S. government money market fund held at the fund’s custodian. The Company acts solely as sub-transfer agent and on-chain recordkeeper; it does not acquire, hold, or custody the underlying fund assets. CERES Coin is intended to maintain stable value and enable near-instant settlement for payments and transfers. Coin holders do not receive governance or equity rights in the Company by virtue of holding the coin. Issuance, transfer, redemption, and any applicable fees are administered under the Sub-TA Agreement and related program documents, subject to Know Your Customer/Anti Money Laundering (“KYC/AML”) and other applicable laws

•	CERES Token (Investment in the Company): CERES Token is a separate digital security-like instrument that represents an investment exposure to the Company, not to the coin reserves or the underlying fund. CERES Tokens have been, and may in the future be, offered in transactions conducted in compliance with U.S. securities laws, as described in the applicable offering materials and the Token Rights Agreement. Token holders may have contractual economic rights as set forth in those documents, but no claim to the assets that support CERES Coin and no right to use the token for payments on the network. The token is not a deposit, not a money-market fund share, and not backed by a 1:1 reserve.

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Holding CERES Coin does not provide any claim on the Company’s profits, equity, or on CERES Token rights. Holding CERES Tokens does not provide any claim on the coin reserves or the money market fund shares used in the CERES Coin program. Program reserves and investor proceeds are administered under separate agreements (including the Sub-TA Agreement for CERES Coin and the Token Rights Agreement/related offering documents for CERES Token).

The Company understands the principal markets include:

1)	Government services for efficient disbursements: (U.S. federal outlays ≈ $6.1 trillion in FY2023 [Source: Office of Management and Budget/Historical Tables]; SNAP ≈ 41 million participants and ≈ $100 billion in benefits in FY2024 [Source: US Department of Agriculture]; Medicare ≈ $1.0 trillion and Medicaid ≈ $0.9 trillion in 2023 [Source Centers for Medicare and Medicaid Services (“CMS”) ; Social Security ≈ $1.35 trillion in FY2023 [Source: Social Security Administration Trustees]; state & local direct general expenditures >$3.7 trillion [Source: U.S. Census]);

2)	Institutional capital for compliant yield: (money market fund Assets Under Management (“AUM”) ≈ $6.5–$7.0 trillion in 2024 [Source: Investment Company Institute/industry data]; on-chain/tokenized Treasuries > $1 billion and growing; multiple industry/analyst forecasts project tokenized cash-equivalents and bonds in the hundreds of billions by 2030 [Source: Bank for International Settlements/industry outlooks]);

3)	Retail payments for zero-fee disruption: (U.S. retail sales >$7 trillion in 2023 [Source: U.S. Census]; non-cash now >80% of consumer payments by number [Source: Federal Reserve—Diary of Consumer Payment Choice]; P2P networks ≈ $1.0+ trillion in 2023—Zelle ≈ $806B and Venmo ≈ $245B [Source: Early Warning (Zelle) and PayPal filings]); and

4)	Closed-loop ecosystems for corporate efficiency: (merchant card processing fees ≈ $170+ billion in 2023 [Source: Nilson Report]; notable sector losses, e.g., U.S. retail shrink ≈ $112B in 2022 [Source: National Retail Federation]; U.S. healthcare spend ≈ $4.5–$4.9 trillion [Source: Centers for Medicare and Medicaid Services /National Health Expenditure]).

Distribution occurs through compliant fintech platforms, exchanges, mobile apps, and partnerships, emphasizing programmability, interoperability, and alignment with the Department of Government Efficiency (DOGE)'s waste reduction goals. Competitors like Circle’s Stablecoin, USDC ($60 billion supply, 78% YoY growth) and Tether’s Stablecoin, USDT ($144 billion AUM) lack yield and face regulatory hurdles, while CERES differentiates via patents, SEC qualification, U.S. domicile, and infinite AUM capacity.

B.	Motivation for Business Opportunity

The motivation for CERES Coin stems from the rapid evolution of money and payments, where traditional systems are plagued by inefficiencies, high costs, and fraud, creating a ripe opportunity for blockchain-based innovation. Historically, money has progressed from barter to fiat, but the last 25 years have seen accelerated milestones with mobile payments, cryptocurrencies, and programmable money, leading to 84% of 2024 transactions being non-cash and P2P transfers growing 18.8% year-over-year via platforms like Venmo and Zelle, reaching nearly $1 trillion combined. However, systemic issues persist: annual federal fraud estimates range from $233-521 billion, including $10.5 billion in SNAP overpayments and $80 billion in Medicaid improper payments, alongside 2-3% credit card fees costing merchants $160-240 billion yearly. CERES Coin addresses these by merging stability with yield (US Government Money Market Fund like yield potential from U.S. Treasuries), enabling unrestricted P2P freedom, transparent disbursements, and alignment with the Department fo Government Efficiency’s (“DOGE”) mission to curb waste, while leveraging recent regulatory clarity from the Guiding and Establishing National Innovation for U.S. Stablecoins (“GENIUS”)Act (prohibiting yield on payment stablecoins) and SEC guidance to position yield-generating securities as a compliant alternative. As a veteran-led company, CERES also seeks to drive U.S. financial leadership in high-compliance sectors like government services and institutional capital.

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C.	Industry Analysis

The stablecoin industry is experiencing explosive growth, with total supply surpassing $298 billion as of September 2025 (up from $138 billion in early 2024) and projections reaching $1.2 trillion by 2028, driven by volumes exceeding $5.7 trillion in 2024 and a 66% increase in Q1 2025 alone. Non-cash transactions dominate, with 51.6% of U.S. consumers using no cash weekly and global volumes projected to grow at a 15% Compound Annual Growth Rate (“CAGR”) through 2028, outpacing traditional networks like Visa/Mastercard. P2P payments via Venmo and Zelle hit $1 trillion in 2024, with Zelle alone growing 27% in dollars sent. Regulatory advancements, including the GENIUS Act's 1:1 reserve requirements and anti-money laundering mandates for payment stablecoins, create a bifurcated market: non-yield stablecoins for payments and yield-generating ones like CERES for investment-like utility. Intersecting with $7.26 trillion in money market funds and $6 trillion in government spending, the industry addresses pain points like $233-521 billion in federal fraud, positioning blockchain for transformative efficiency in disbursements and fintech integrations.

D.	Competitive Analysis

CERES Coin differentiates in a competitive stablecoin landscape dominated by non-yield-bearing players like USDC ($60 billion supply, 78% Year over Year (YoY) growth in 2024) and USDT ($144 billion AUM, $13 billion 2024 profit), which face regulatory scrutiny under the GENIUS Act for Office of the Comptroller of the Currency (OCC) chartering, 1:1 reserves, and yield prohibitions. Unlike these payment-focused stablecoins, CERES Coin offers yield, SEC registration as a security, and patent protection (e.g., US 12,141,769 for tokenization), creating technological and regulatory moats that block replication on public blockchains like Ethereum. Competitors like Blackrock’s BUIDL (institutional focus) lack P2P freedom and U.S. domicile advantages, while CERES targets multi-vertical expansion—government ($6 trillion, fraud reduction), institutional ($7.26 trillion money markets), retail (zero-fee vs. 2-3% card fees), and closed-loops—projecting AUM from $1 billion+ in 2025 to $15.5 billion by 2029. With infinite AUM capacity and interoperability, CERES leverages a pro-crypto environment under recent legislation to outpace rivals in compliance-heavy markets.

E.	Current Operations

As of the filing date, CERES Coin is in advanced development, with a retail pilot underway as well as an executed Letter of Intent with a U.S. government entity but no material new products publicly announced requiring significant asset investment. The Company does not rely on raw materials, and operations are not seasonal. Working capital practices focus on equity financing and AUM growth to fund development, with no significant backlog or government contracts. The Company is not dependent on a limited number of customers or suppliers. Operations are subject to distinctive industry characteristics, including intense competition in stablecoins ($27.6 trillion transfers/4.1 billion transactions in 2024, outpacing Visa/Mastercard by 7.68%), regulatory compliance under securities laws, and dependence on patents to block replication. No material labor contracts, trademarks, franchises, or royalty agreements exist beyond patents. Environmental matters are not applicable, as operations are digital.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The Company is a development-stage entity with limited operating history. The following discussion addresses results for the fiscal years ended December 31, 2023 and 2022, discusses liquidity and capital resources, and presents known trends, uncertainties, and recent developments as of the date of this Annual Report.

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1.	Operating Results:

In 2023, the Company generated $270,000 in consulting revenues from a single client on a month-to-month fixed retainer basis related to financial technology advisory. This marked the initial revenue stream, though amounts were limited and concentrated with one customer. Operating expenses included software and platform development costs of $8,997 (expensed), increased legal and compliance fees for the pivot to stablecoin development and administrative costs, totaling $161,847. Material changes included the addition of consulting revenues and a shift in R&D focus from cannabis to broader fintech. No significant components of revenues or expenses existed beyond development and consulting, with no unusual events impacting results. The Company incurred net losses 2022 and small net income in 2023 substantial doubt about the entity's ability to continue as a going concern. This situation indicates the Company may require capital infusions to settle liabilities and realize assets.

In 2022, the Company generated no revenues from principal operations, as it was focused on early-stage development of cannabis lending and blockchain frameworks. Operating expenses primarily included software and platform development costs of $9,473 and legal fees for patent and regulatory work and administrative costs totaling $55,871. Proceeds from the sale of 25,000 CERES Tokens ($25,000) were recorded as other liabilities, as token ownership does not represent equity claims. No unusual or infrequent events materially affected results.

2.	Liquidity and Capital Resources:

Liquidity in 2023 and 2022 was supported by equity financing, including Private Investment Agreements (PIAs) totaling $230,000 (treated as liabilities, redeemable for cash or convertible to tokens) and the $25,000 token sale. Cash balances may have exceeded Federal Deposit Insurance Corporation (FDIC) limits at times, but management deemed the risk insignificant. No material unused liquidity sources existed, and the Company had no outstanding debt under its renewed $500,000 unsecured revolving promissory note with CM Solutions LLC (5% interest, matured annually and renewed), a related party. To address liquidity deficiencies, the Company relied on member contributions and plans to raise capital via token issuances and partnerships. No material capital expenditure commitments existed, but needs included technology and marketing, funded by financing proceeds.

3.	Known Trends, Uncertainties and Recent Developments (as of the date of this Annual Report)

Subsequent developments since year-end 2023 include: (i) a January 2024 acquisition of the Company by Clearfield Communications LLC; (ii) a December 2024 Transfer and Settlement Agreement that unwound that transaction, returned ownership to CM Solutions LLC, and granted Clearfield a perpetual, non-exclusive license to a cloned version of the platform; and (iii) 2025 financing and partnership activity, including private token issuances and a July 2025 subscription of approximately $1.5 million (with options for additional tranches up to $6 million). In 2025, the Company also entered a non-binding letter of intent with a U.S. state to evaluate a government disbursement pilot. These developments did not affect the 2023 financial statements. See also Item 6 (Other Information).

Current priorities (next 12 months from the filing date). Management expects to focus on: (a) launching CERES Coin under its sub-transfer-agency structure; (b) completing blockchain migration and partner integrations; (c) executing pilots with government and fintech partners (including the Letter of Intent (LOI) from Mississippi); (d) advancing regulatory, compliance, and KYC/AML controls; and (e) pursuing protection of key intellectual property where appropriate. These priorities are subject to change based on market conditions, regulatory developments, and partner timing.

Liquidity outlook. The Company expects to fund operations with cash on hand, proceeds from the July 2025 subscription, and potential additional tranches or other financing. The Company does not currently have consulting revenues and does not anticipate consulting revenues as a funding source. If milestones are delayed or market conditions change, the Company may adjust timelines or seek additional debt or equity financing. Certain contingent payments (up to $250,000) may arise upon future capital raises.

Regulatory and market trends. In July 2025, the federal GENIUS Act established a U.S. framework for payment stablecoins. The Company will structure any future offerings, issuances, or distributions to comply with GENIUS and other applicable laws. Other federal and state initiatives relevant to stablecoins remain under discussion; no assurance can be given regarding the timing or impact of any additional proposals that may be adopted.

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Cautionary note regarding forward-looking statements. The statements above regarding expectations, plans, priorities, liquidity, financing, partnerships, and regulatory outcomes are forward-looking and subject to risks and uncertainties that could cause actual results to differ materially.

Item 3. Directors and Officers

1.	Directors, Executive Officers, and Significant Employees:

The following table lists the Company's directors, executive officers, and significant employees as of the filing date, per the February 2025 Amended Operating Agreement. There are no family relationships among them, and none have been involved in material legal proceedings in the past 10 years impacting their service.

Name	Age	Position	Term of Office
Greg Anderson	55	Chief Executive Officer, Board Manager	Since 2017 (indefinite)
Charlie Uchill	58	Chief Operating Officer, Board Manager	Since 2017 (indefinite)
Matt Seal	55	Chief Financial Officer, Board Manager	Since 2025 (indefinite)
Jesse Channon	45	Board Manager	Since 2025 (indefinite)
Laird Bunch	50	Board Manager	Since 2025 (indefinite)

No significant employees beyond the listed individuals.

Narrative Biographies

Greg Anderson (54) - Chief Executive Officer; Board Manager

Greg was a successful real estate builder and developer in Texas for more than 20 years and has completed over $100 Million in real estate transactions across Central and Southeast Texas. Experienced in all facets of transactional real estate including acquisition, disposition, and management, Greg’s background provides the motivation and experience to properly evaluate and understand the financial underwriting of successful real estate ventures. Additionally, as a serial entrepreneur, he has had multiple successful exits in various real estate companies.

In late 2014 Greg (together with Charlie Uchill) identified a serious lack of available real estate funding options for those operating in the legal cannabis industry. As a result Greg co-founded CoolMellon, LLC to help provide real estate backed/focused mezzanine lending solutions for cannabis industry participants. In seeing that access to loan funding was only a small part of the financial issues plaguing the legal cannabis industry, Greg (together with Charlie Uchill), decided to expand their focus and established the Company to help solve such issues.

With his vast real estate/lending skills and experience, in particular with respect to the legal cannabis industry, Greg is uniquely suited to act as CEO of, and help lead the, Company in connection with developing and growing its anticipated business.

Charlie Uchill (58) - Chief Operating Officer; Board Manager

Charlie is the Co-Founder of CoolMellon, LLC and a graduate of the United States Military Academy. Upon graduating from the academy Charlie went on to serve in the US Special Operations Command with the elite 75th Ranger Regiment. Following his service to the country, he spent the next 20+ years in the alternative investment industry; both as a portfolio manager and institutional investment consultant. Charlie has strong strategic and critical thinking skills, great investment sense, a high degree of investment acumen and a demonstrated ability to partner effectively across different businesses and functional areas. These skills coupled with his expertise in structuring and modeling complex financial instruments have been crucial in forming the Company and in identifying the business opportunities discussed herein.

Matt Seal (55) - Chief Financial Officer; Board Manager

Matt has dedicated over 25 years to the communications infrastructure sector, notably with Crown Castle, a leading Real Estate Investment Trust (“REIT”) valued at approximately $50 billion. He was among the early team members, contributing significantly to the growth of both the company and the industry. Throughout his tenure, Matt advanced through numerous senior roles, both domestically and internationally, managing expansive teams and overseeing critical operations including real estate, finance, compliance, and business development. Matt holds dual degrees in Finance and Accounting from Texas A&M University and began his professional journey at KPMG.

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Jesse Channon (45) - Board Manager

Jesse is the President of The Cannabist Company. He joined The Cannabist Company in December 2019 as Chief Growth Officer, bringing over a decade of experience in digital marketing, consumer targeting, grassroots campaigns, and social media. His work with global brands like Microsoft, AT&T, Honda, Starbucks, NBC, and Red Bull has prepared him well for his role at CERES. Jesse was a founding team member at PageLever, managing all revenue and partnerships, working with clients like YouTube, Intel, and Toyota. After PageLever's acquisition by Unified in 2013, he continued to shape the Ad Tech industry through senior management roles and later as Chief Revenue Officer for Social Native. His commitment to fostering innovation extends to his advisory roles at Auburn University's Harbert School of Business and United Jewish Appeal Federation (“UJA”) in New York City. Jesse's expertise and leadership are key assets to CERES, where he drives strategic growth and supports the company's mission to revolutionize finance for underserved markets.

Laird Bunch (50) - Board Manager

Laird served for over 25 years as Partner and President of Brandywine Fine Properties Sotheby’s International Realty, where he specialized in luxury residential sales, land development, and ambitious hospitality ventures. A Delaware native with a long-standing political savvy, he achieved notable growth in his real estate tenure by identifying market opportunities, building high-performing teams, and forging enduring partnerships with stakeholders across diverse sectors. Building on this foundation, Laird transitioned into public affairs with KO Public Affairs and later engaged with highly regulated, high-growth sectors, taking on influential positions in corporate strategy, operations, and capital development. His political acumen and business insight—sharpened over decades— have made him a sought-after board member and advisor, guiding organizations through complex regulatory challenges and fostering sustainable success. Whether streamlining operations or scaling initiatives, Laird’s versatility and leadership have consistently delivered results, earning him a reputation as a strategic thinker adept at bridging public and private domains.

Compensation of Directors and Executive Officers — Fiscal Year Ended December 31, 2023

Name	Position	Cash Compensation ($)	Equity/Token Instruments Granted (type; qty; grant date; vesting)	Grant-Date Fair Value of Equity/Token Awards ($)	Other Compensation ($)	Total ($)
Greg Anderson	Chief Executive Officer; Board Manager	-	-	-	-	-
Charlie Uchill	Chief Operating Officer; Board Manager	-	-	-	-	-
Total — all directors & executive officers as a group		-	-	-	-	-

Notes:

•	No cash compensation was paid to directors or executive officers in 2023; no officer received compensation exceeding $100,000.
•	“Grant-Date Fair Value of Equity/Token Awards” reflects management’s estimate of fair value for compensation purposes on the grant date (e.g., quantity × per-unit fair value).

2.       Advisory Board:

The Company maintains an Advisory Board composed of non-management industry advisors. Members are appointed and may be removed at the discretion of the Board of Managers. Each advisor serves under an advisory agreement that sets forth (i) the scope of services (strategic consultation, introductions, and product/market feedback), (ii) the expected time commitment, (iii) confidentiality and intellectual-property obligations, and (iv) any compensation (e.g., cash stipends and/or equity or token awards subject to vesting and continued service, pursuant to applicable Company plans and agreements). Advisory Board members are not directors or officers, owe no management authority or fiduciary duties to the Company, and have no power to bind the Company. The Advisory Board is advisory only and is not a committee of the Board; the Board may change its composition or discontinue it at any time.

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3.       No Other Significant Employees:

Except for the above-named Board members and Officers, the Company currently does not have any full-time, or part-time, employees.

4.       No Involvement in Legal Proceedings:

As of the date of this Report, none of the Company’s Board members or Officers has been the subject of any:

☐	criminal proceeding, or is otherwise named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);

☐	petition under and federal or state bankruptcy or insolvency law (whether voluntarily filed or otherwise) or has otherwise had a receiver, fiscal agent, or similar officer appointed by a court for such person’s business or property (or any partnership in which they were general partner at and/or any corporation or business association of which they were an executive officer) within the last two (2) years;

☐	entry of an order, judgment, or decree, not subsequently reversed, suspended, or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended, or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities;

☐	finding or judgment by a court of competent jurisdiction, the SEC, the Commodity Futures Trading Commission (CFTC), or any other federal or state regulator, related to a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; and/or

☐	entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended, or otherwise limited such person’s involvement in any type of business or securities activities.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth certain information regarding the beneficial ownership of the Company's membership interests (the only class of equity securities) as of September 10, 2025 (a date within 90 days prior to the filing date), by (i) each person known to the Company to beneficially own more than 10% of the outstanding membership interests, (ii) each director and executive officer of the Company, and (iii) all directors and executive officers as a group. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power with respect to the securities. The Company has 5,000,000 membership units outstanding as of such date. The CERES Tokens issued by the Company are not equity securities but are treated as liabilities with limited distribution and voting rights and thus are not included in this disclosure.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
CM Solutions LLC[1]	4,875,000 (direct ownership)	97.5%
Coolmellon, LLC [2]	3,736,688 (indirect through 76.65% ownership of CM Solutions LLC)	74.73%
Greg Anderson (CEO and Board Manager)	1,905,711 (indirect through 51% ownership of Coolmellon, LLC, which holds 76.65% of CM Solutions LLC)	38.11%
Charlie Uchill (COO and Board Manager)	1,830,977 (indirect through 49% ownership of Coolmellon, LLC, which holds 76.65% of CM Solutions LLC)	36.62%
Matt Seal (CFO and Board Manager)	487,500 (indirect through 10% of CM Solutions LLC)	9.75%
Jesse Channon (Board Manager) c/o The Cannabist Company	0	0%
Laird Bunch (Board Manager) c/o Clearfield Communications LLC	0	0%
All directors and executive officers as a group (5 persons)	4,224,188 (indirect through Coolmellon, LLC and CM Solutions LLC)	84.48%

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Footnotes:

1.	CM Solutions LLC. CM Solutions LLC is majority-owned by Coolmellon, LLC (76.65%). Greg Anderson (51% owner of Coolmellon) and Charlie Uchill (49% owner of Coolmellon) may be deemed to share voting and dispositive power over the Company units held of record by CM Solutions by virtue of their indirect ownership. Each disclaims beneficial ownership except to the extent of his pecuniary interest.
2.	Coolmellon, LLC. Coolmellon, LLC is owned 51% by Greg Anderson and 49% by Charlie Uchill; as such, they may be deemed to share voting and dispositive power over the units attributed to Coolmellon (held indirectly through Coolmellon’s 76.65% interest in CM Solutions LLC). Each disclaims beneficial ownership except to the extent of his pecuniary interest.
•	Coolmellon, LLC, which beneficially owns 74.73% of the Company through CM Solutions LLC, is certified as a Service-Disabled Veteran-Owned Small Business (SDVOSB) and Veteran-Owned Small Business (VOSB) by the U.S. Small Business Administration as of September 3, 2025. Greg Anderson, a service- disabled veteran, owns 51% of Coolmellon, LLC.
•	Beneficial ownership basis. Beneficial ownership is determined under Exchange Act Rule 13d-3 and generally includes voting or investment power over the securities.
•	No other person is known to beneficially own more than 10% of the membership units. National Holdings Inc. owns 125,000 units (2.5%), acquired in July 2025, which is below the 10% threshold.
•	The following address may be used for each holder: C/O CM Solutions LLC, 253 N. Barfield Dr., Marco Island, FL 34145

Current Distribution of CERES Tokens

The CERES Tokens are legally a form of equity securities representing limited equity interests in the Company but are accounted for as long-term liabilities under U.S. GAAP with limited distribution and voting rights. The following table sets forth the current distribution of CERES Tokens as of September 10, 2025, aggregated by holder where applicable, focusing on (i) holders known to beneficially own more than 10% of the outstanding tokens, (ii) each director and executive officer, and (iii) all directors and executive officers as a group. Beneficial ownership includes direct holdings and any indirect control.

Name and Beneficial Owner	Amount of Tokens Beneficially Owned	Percent of Total Tokens
CERES Coin	56,592,308	18.86%
Clearfield Communications LLC c/o Laird Bunch	48,000,000	16.00%
Jesse Channon (Board Manager) c/o The Cannabist Company	37,500,000	12.50%
Greg Anderson (CEO and Board Manager)	33,826,461	11.28%
Seven Seas, Port, and Starboard Trusts	24,000,000	8.00%
Bryan Olson	24,000,000	8.00%
David Hart	24,000,000	8.00%
Charlie Uchill (COO and Board Manager)	19,834,725	6.61%
Sean McNamara Estate	9,917,335	3.31%
Matt Seal (CFO and Board Manager)	7,438,016	2.48%
Larry Uchill	1,983,471	0.66%
All other holders (aggregated; each <10%)	74,107,684	24.70%
All directors and executive officers as a group (5 persons - (includes direct holdings by Greg Anderson, Charlie Uchill, Matt Seal, Jesse Channon, and indirect via Clearfield for Laird Bunch if applicable, but no token holding attributed to Laird Bunch personally)	98,599,202	32.87%

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Note:

•	"All other holders" includes entities and individuals with holdings below 10%, such as National Holdings (2,307,692 tokens, 0.77%), VJ Rathna (1,100,000, 0.37%), and smaller holders.
•	Percentages are approximate and based on the fixed supply of 300,000,000 tokens.
•	Laird Bunch has no direct token holdings but is associated with Clearfield Communications LLC, which holds 48,000,000 tokens; no beneficial ownership is attributed to him personally for this disclosure.
•	The following address may be used for each holder: C/O CM Solutions LLC, 253 N. Barfield Dr., Marco Island, FL 34145

Item 5. Interest of Management and Others in Certain Transactions

During the fiscal years ended December 31, 2022, and December 31, 2023, and up to the filing date, the Company engaged in the following transactions with related persons (directors, executive officers, promoters, >10% securityholders, or immediate family members) where the amount involved exceeded the lesser of $120,000 or 1% of the average total assets at year-end for the last two completed fiscal years (approximately $2,300 based on limited development-stage assets, but all potentially material transactions are disclosed for completeness):

1.	Revolving Promissory Note with CM Solutions LLC (Sole Member and >10% Securityholder): On January 1, 2019, the Company entered into an unsecured revolving promissory note with CM Solutions LLC for up to $500,000 at an interest rate of 5% per annum. The note matures annually on December 31 and has been renewed each January 1 with identical terms, including renewals in 2022, 2023, 2024, and 2025. No amounts were drawn or outstanding during 2022 or 2023, and no interest was accrued or paid. This arrangement provides potential liquidity support from the Company's sole member at the time.

2.	Private Investment Agreement (PIA) Transfer Involving Management Member: In 2022, a member of the Company's management (an executive officer) made a personal loan to a legacy PIA investor, secured by the investor's $80,000 PIA. Upon the investor's default, the PIA was transferred to the management member. The PIA is a liability of the Company, redeemable for cash or convertible to CERES Tokens. This transaction did not directly involve Company funds but resulted in the management member holding a $80,000 claim against the Company. No similar transactions occurred in 2023.

No other transactions meeting the criteria occurred, including no compensation paid to management beyond nominal equity grants, no loans to officers, and no material purchases or sales with related parties. The consulting revenue generated in 2023 was from a single unrelated client. Subsequent events, such as the 2024 acquisition and unwind with Clearfield Communications LLC (involving equity exchange and token allocations) and the July 2025 subscription with National Holdings Inc., did not involve direct related party interests beyond CM Solutions LLC's role as sole member at the time.

Item 6. Other Information

As of the filing date, the following additional material information is provided to ensure that the statements in this Form 1-K are not misleading:

•	Service-Disabled Veteran-Owned Small Business (SDVOSB) Status: Through its ownership structure, the Company benefits from SDVOSB certification. Coolmellon, LLC, which indirectly owns approximately 74.73% of the Company via its 76.65% interest in CM Solutions LLC, received certification as a Service-Disabled Veteran-Owned Small Business (SDVOSB) and Veteran-Owned Small Business (VOSB) from the U.S. Small Business Administration on September 3, 2025. This status may enhance the Company's eligibility for federal contracting set-asides, particularly in government services markets targeted for CERES Coin disbursements (e.g., SNAP, Medicaid, and FEMA programs), aligning with the Company's strategy to address federal inefficiencies and fraud.

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•	Acquisition by Clearfield Communications LLC and Unwinding: In January 2024, Clearfield Communications LLC acquired 100% of the Company's equity interests in exchange for a 9.72% stake in Clearfield. This acquisition was unwound in December 2024 via the Transfer and Settlement Agreement, restoring ownership to CM Solutions LLC. As part of the unwind, Clearfield received a non-exclusive perpetual license to a cloned version of the Company's blockchain platform for its RFID supply chain track and trace business and other permitted uses, subject to restrictions preventing competition with the Company's stablecoin operations. The unwind also involved the issuance of 4,324 Class B units in CM Solutions LLC to Clearfield, mutual releases of claims arising prior to the unwind, and amendments to the Company's operating agreement confirming CM Solutions LLC as the sole member. Additionally, related agreements, including the Assignment of Membership Interests and Intellectual Property Rights, First Amendment to the Amended and Restated Operating Agreement, New Side Letter, and Amended and Restated Side Letter, were executed in December 2024 to formalize governance, token distributions, and ongoing obligations. These events had no material impact on the 2023 financial statements but strengthen the Company's operational focus and capital position for stablecoin development.

•	Letter of Intent with the State of Mississippi: On May 14, 2025, the Company entered into a non-binding Letter of Intent with the State of Mississippi, acting through the Office of the State Treasurer, to explore the integration of CERES Coin into state-managed programs. This includes assessing feasibility for the 529 College Savings Program by replacing traditional fiat deposits with interest-bearing CERES Coin on a proprietary blockchain, as well as broader applications in programs like SNAP, Medicaid, Social Security, and FEMA assistance. The Letter of Intent emphasizes blockchain's potential for transparency, efficiency, and security in public benefit administration, though no enforceable obligations exist until a definitive agreement is executed.

•	Subscription Agreement with GL Investors, Inc.: On June 23, 2025, the Company, CM Solutions LLC, and GL Investors, Inc. (an accredited investor) entered into a Subscription Agreement for a committed investment of $1,500,000 in exchange for 125,000 equity units (2.5% stake) and 2,307,692 CERES Tokens at $0.65 per token. The agreement includes options for three additional $1,500,000 tranches, potentially totaling $6,000,000 for 200,000 equity units (4.0% stake) and 9,230,769 tokens. Proceeds are allocated to technology (20%), personnel, legal/compliance, marketing, and operations. This investment supports the Company's mission to redefine digital finance and had no impact on the 2023 financial statements but enhances post-2023 liquidity for blockchain and stablecoin expansion.

•	Patent Grants: The Company was granted follow-on patents in 2023 (US 11,797,955 B2 on October 24, 2023) and 2024 (US 12,141,769 B2 on November 19, 2024), building on its initial patent from 2021 (US 11,055,677 B2 on July 6, 2021). These patents cover systems for managing digital assets on blockchain networks, using stablecoins as a medium of exchange, and ensuring regulatory compliance in high-risk sectors. They enhance the Company's technological moat for CERES Coin's yield-generating, SEC-registered design (see Item 1 for details). These grants had no material impact on the 2023 financial statements but reinforce post-2023 intellectual property protections.

No other material changes have occurred since the Company's most recent annual report on Form 1-K for the fiscal year ended December 31, 2022, that have not been disclosed in the preceding items of this report.

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ITEM 7.  FINANCIAL STATEMENTS

CERES Coin LLC

Financial Statements

For the Year Ended December 31, 2023 and December 31, 2022

(audited)

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Your Vision Our Focus

INDEPENDENT AUDITOR’S REPORT

Board of Managers and Sole Member

CERES Coin LLC

Report on the Audit of the Financial Statements

Opinion

We have audited the accompanying balance sheets of CERES Coin LLC (the “Company”) as of December 31, 2023 and 2022 and the related statements of operations, member’s deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of CERES Coin LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Entity’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses since inception without having generated significant revenues and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

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In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about CERES Coin LLC’s ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ Turner Stone & Company L.L.P.

Turner, Stone & Company, L.L.P.

Dallas, Texas

September 30, 2025

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Balance Sheets

December 31, 2023 and December 31, 2022

	12/31/2023	12/31/2022

ASSETS
Current Assets
Cash	$4,322	$9,688
Total Current Assets	4,322	9,688
TOTAL ASSETS	$4,322	$9,688

LIABILITIES & MEMBER'S DEFICIT
LIABILITIES
Current Liabilities
Accounts Payable	$68,989	$23,531
Accrued expenses due to Related Parties (Note 3)	341,177	491,157
Tokens Outstanding	25,000	25,000
Private Investment Agreements	230,000	230,000
Total Current Liabilities	665,166	769,688
TOTAL Liabilities	665,166	769,688

MEMBER'S DEFICIT
Total Member's Deficit	(660,844)	(760,000)

TOTAL LIABILITIES & MEMBER'S DEFICIT	$4,322	$9,688

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Statement of Operations

Years Ended December 31, 2023 and December 31, 2022

	12/31/2023	12/31/2022
REVENUES
Consulting Revenue	$270,000	$-
TOTAL REVENUES	270,000	-

OPERATING EXPENSES
General and Administrative	161,847	55,871
Software and Platform Development (Note 6)	8,997	9,473
TOTAL OPERATING EXPENSES	170,844	65,344

OPERATING INCOME (LOSS)	99,156	(65,344)

NET INCOME (LOSS)	$99,156	$(65,344)

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Statements of Member's Deficit

Years Ended December 31, 2023 and December 31, 2022

Balance at December 31, 2021	$(694,656)

Net Loss	(65,344)
Balance at December 31, 2022	(760,000)

Distributions
Net Income	99,156
Balance at December 31, 2023	$(660,844)

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Statements of Cash Flows

Years Ended December 31, 2023 and December 31, 2022

	12/31/2023	12/31/2022

Cash flows from operating activities
Net Income (Loss)	$99,156	$(65,344)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Changes in operating assets
Changes in operating liabilities
Increase (Decrease) in Accounts Payable	45,458	(36,170)
Increase (Decrease) in Accrued expenses due to Related Parties (Note 3)	(149,980)	72,784
Net cash used in operating activites	(5,366)	(28,730)

Cash flows from investing activities	-	-

Cash flows from financing activities
Token Sale	-	25,000
Net cash provided by financing activities	-	25,000

Net decrease in cash	(5,366)	(3,730)
Cash at beginning of year	9,688	13,418
Cash at end of year	$4,322	$9,688

Cash Paid for Interest	$477	$517

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NOTES TO THE FINANCIAL STATEMENTS

For the Years Ended December 31, 2023 and December 31, 2022

1. BACKGROUND AND DESCRIPTION OF BUSINESS

CERES Coin LLC (the “Company” or “CERES”) was incorporated on November 13, 2017, in the state of Delaware as a limited liability corporation. The Company is a single member, manager managed, Limited Liability Company. The term of the Company is perpetual.

The Company has headquarters in Marco Island, Florida. The Company’s first line of business will provide loans to businesses primarily in the legal cannabis industry. Through single purpose entities, the Company anticipates making mid-term (i.e. 3-7 yr.), asset backed (primarily real estate backed), interest-bearing loans to cannabis growers, producers and retailers as well as to landlord’s seeking to develop and lease property to such persons. Further, while the Company may lend to such borrowers for any working capital purposes, it is intended that the Company will initially focus on making loans for the purpose of funding the initial acquisition/leasing/build-out costs related to grow-house/cultivation/production facilities.

The Company’s second line of business will be the implementation of a blockchain based transaction framework, and related form of blockchain asset, designed to facilitate transactions related to, and to ease regulatory verification of, the growth, processing and sale of cannabis in the states/territories in which such sale is legal. Specifically, the Company believes that the use of the blockchain based framework will alleviate the highly fragmented cannabis market by both: (a) establishing a common transaction system and a common form of payment, which industry providers and purchasers can use to facilitate transactions, and (b) creating an immutable ledger of industry transactions which will ease transaction verification by regulators. In addition, the Company anticipates that the framework will allow for the creation and utilization of smart contract solutions between parties (e.g. growers, retailers, customers, etc.) which will permit the automatic recording and facilitating the exchange of goods, services, and private data. The Company anticipates earning a transaction fee each time the blockchain asset is used in a transaction where goods or services are exchanged.

Beginning in 2023, the Company began earning consulting revenue from a single client. The consulting services provided were on a month-to-month fixed retainer and related to consulting on financial technology. The Company has not yet commenced principal operations for the above-mentioned business lines.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis for Presentation: The accounting records and the accompanying financial statements have been maintained and prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP) and are in full compliance with such standards.

Going Concern: The Company’s financial statements have been prepared assuming that the Company will continue as a going concern, which necessarily contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of the Company’s activities. The Company's ability to continue as a going concern is also contingent upon its ability to raise capital. The Company has incurred significant expenses since its inception, much of which remains unpaid, without having generated any revenues from business operations during such period. As a result, a significant capital infusion is necessary to pay such expenses and to make the Company viable. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. It should also be noted that the financial statements provided herein do not include any adjustment(s) that might be necessary should the Company be unable to continue as a going concern.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Concentration of Credit Risk: The Company’s cash balances at financial institutions may exceed Federal Insurance Corporation limits at times. Management does not believe this presents a significant risk to the Company.

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Concentration of Revenue: The Company’s 2023 consulting revenues originated from a single client.

Revenue Recognition: In May 2014, the FASB issued Accounting Standards Updates (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606). The standard removes inconsistencies and weaknesses in revenue requirements, provides a more robust framework for addressing revenue issues, improves comparability of revenue recognition practices across entities, provides more useful information to users of the financial statements through improved disclosure requirements, and simplifies the preparation of financial statements by reducing the number of requirements to which an entity must refer.

With respect to its consulting revenue, the Company accounts for revenue as it is earned through the provision of services and availability to the client. The agreement calls for monthly billings until cancelation. Revenue is measured based on consideration specified in the contract with the client.

Upon generation of revenues from the currently non-operational business lines, the Company intends to account for its revenues and expenses as follows, by product line:

•	Coin transaction fees: the Company intends to account for 100% of coin transaction fees generated from the exchange of Coins through the network as revenue. After deducting operating expenses related to this product line, 20% of the net coin transaction fees will be paid to the Token holders. The remaining 80% of net coin transaction fees will be distributed between CERES Coin LLC and the Coin holders per formulae specified in the Coin Rights Agreement. Distributed net coin transaction fee revenue to both Token holders and Coin holders will be accounted for as interest expense.

•	Interest income on loans: the Company intends to account for 100% of loan interest income as revenue. After deducting operating expenses related to this product line, 80% of the net loan interest income will be paid to the Token holders. The remaining 20% of net loan interest income will be retained by CERES Coin LLC. Distributed net loan interest income to Token holders will be accounted for as interest expense.

Income Taxes: The Company is a single member Limited Liability Company and is treated as a disregarded entity for federal tax purposes. Accordingly, the member is taxed individually on the Company’s income or losses. Therefore, the financial statements do not reflect a provision for income taxes.

Blockchain Assets: The Company’s blockchain based framework establishes two cryptocurrencies, CERES Coins and CERES Tokens. The coding for both the tokens and coins has been completed. As of December 31, 2023 and 2022, 25,000 tokens had been issued; no coins have been issued as of that same date.

When a purchaser buys a CERES Coin, the Company anticipates collecting a transaction fee from the proceeds and placing the remaining proceeds in an escrow account which is treated as a liability by the Company until the coins are redeemed by the purchaser at which point the proceeds, less transaction fees, will be returned to the purchaser. Other than the exchange of CERES Coins for proceeds held in escrow, the purchasers of CERES Coins have no additional rights or obligations from the Company.

When a purchaser buys a CERES Token, the Company anticipates using the proceeds to build out the blockchain framework.

The rights of the Token holders will be expressly limited to the specific distribution and voting rights discussed in the Offering Circular and Token Rights Agreements. Without limiting the generality of the foregoing, it should be noted that the holders of the Token will NOT have, or otherwise be entitled to: 1) any “preemptive rights,” “drag-along rights,” “tag-along rights,” or similar rights which the holders of other equity interests of the Company may now or hereafter have; and/or 2) except to the limited extent noted below, any vote (or any other say) on any matter regarding the Company or its Business.

In terms of voting rights, the Token holders will only have the right to vote to approve/disapprove certain amendments to the Token Rights Agreement. Except for the foregoing, a Token holder will not be entitled to any vote (or any other say) on any matter regarding the Company or its Business.

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In terms of distribution rights, the holders of the Tokens, as a group, will be entitled to receive thirty-five percent (35%) of the total net revenues (if any) received by the Company (whether directly or indirectly) from the Blockchain Business in perpetuity. Such amounts payable to the holders of the Tokens pursuant to the foregoing will be promptly paid, monthly, in cash, to the respective Token holders to the extent of positive net revenues actually received by the Company (whether directly or indirectly) from the Blockchain Business, as applicable; and distributed to and among the respective Token holders pari-passu and pro-rata.

In the event of a Liquidation of the Blockchain Business which occurs after the first sale of a Token, the then holders of the Tokens, as a group, will be entitled to receive a certain portion of the net proceeds received by the Company in connection with the same.

Proceeds from the sale of tokens are treated as other liabilities, as ownership of a token does not represent a claim on the net equity of the Company and so therefore is not appropriate for equity treatment.

Software and Platform Development Costs: The Company applies ASC 350-40 and ASU 2018-15 to internal-use software and cloud computing arrangements. Qualifying application-development and Cloud Computing Arrangements (CCA) implementation costs are capitalized and amortized on a straight-line basis over the expected useful life (generally 3–5 years) or, for CCAs, over the non-cancelable term plus renewal periods that are reasonably certain to be exercised. Preliminary project activities, training, data conversion, maintenance, hosting, and on- chain/transaction fees are expensed as incurred.

New Accounting Pronouncements: Due to the Company’s limited activity, the Company expects that any accounting pronouncements, either in the adoption phase or not yet required to be adopted, are not likely to have a significant impact on the Company’s financial position or results of operations.

The Company evaluates new ASUs issued by the Financial Accounting Standards Board (FASB) to assess their impact on its financial statements. The following standards were considered:

•	ASU 2016-13 (CECL), adopted for the fiscal year beginning January 1, 2023, introduces the current expected credit loss model for financial instruments. Due to the absence of receivables or credit exposures, adoption had no material impact on the Company’s financial statements.
•	ASU 2020-06 (Debt and Equity Contracts), effective for fiscal years beginning after December 15, 2023, simplifies accounting for convertible debt and equity contracts. The Company has no such instruments, and adoption is not expected to have a material impact.
•	ASU 2023-01 (Leases), effective for fiscal years beginning after December 15, 2023, addresses lease accounting for common control arrangements. The Company has no leases, and adoption is not expected to impact its financial statements.
•	ASU 2022-03 (Fair Value Measurement), effective for fiscal years beginning after December 15, 2023, clarifies fair value measurement for certain equity securities. The Company holds no equity securities subject to contractual sale restrictions, and adoption is not expected to have a material impact.

Other recently issued ASUs were reviewed and deemed inapplicable due to the Company’s limited operational and financial activity. The Company will continue to monitor new pronouncements for future applicability.

3. RELATED PARTIES

During the year ended December 31, 2023, the Company paid $190,132 to CM Solutions LLC and received cash advances from CM Solutions LLC of $53,000. The amounts paid to CM Solutions LLC represent payments to two managers of CERES Coin LLC. CERES Coin LLC also paid $1,604 in vendor invoices on behalf of CM Solutions. CERES Coin LLC then invoiced CM Solutions for these payments, resulting in an offset to charges to CERES Coin’s net income and recognition of accounts receivable from CM Solutions LLC.

During the year ended December 31, 2023, the Company paid $10,000 to Cool Mellon LLC. CERES Coin LLC also paid $1,244 in vendor invoices on behalf of Cool Mellon LLC. CERES Coin LLC then invoiced Cool Mellon for these payments, resulting in an offset to charges to CERES Coin’s net income and recognition of accounts receivable from Cool Mellon LLC.

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At December 31, 2023, CERES Coin LLC owed CM Solutions LLC $117,427 and owed $223,750 to Cool Mellon LLC for total current liability to related parties of $341,177.

During the year ended December 31, 2022, the Company paid $5,665 to CM Solutions LLC and received cash advances from CM Solutions LLC of $55,135. Included in the $5,665 amount is $5,500 of payments to a manager of CERES Coin LLC. CERES Coin LLC also paid $1,556 in vendor invoices on behalf of CM Solutions. CERES Coin LLC then invoiced CM Solutions for these payments, resulting in an offset to charges to CERES Coin’s net income and recognition of accounts receivable from CM Solutions LLC.

During the year ended December 31, 2022, the Company paid $2,178 to Cool Mellon LLC and received cash advances from Cool Mellon LLC of $28,000. CERES Coin LLC also paid $954 in vendor invoices on behalf of Cool Mellon LLC. Ceres Coin LLC then invoiced Cool Mellon for these payments, resulting in an offset to charges to CERES Coin’s net income and recognition of accounts receivable from Cool Mellon LLC.

At December 31, 2022, CERES Coin LLC owed CM Solutions LLC $256,163 and owed $234,994 to Cool Mellon LLC for total current liability to related parties of $491,157.

4. PRIVATE INVESTMENT AGREEMENTS / RELATED-PARTY TRANSACTION

In February 2018, the Company authorized the issuance and sale of up to $20,000,000 worth of Private Investment Agreements (“PIA”) to accredited investors. The PIA’s are unsecured and noninterest bearing. Proceeds from the PIA’s are to be used to issue loans to third parties. The PIA investors, as a group, will be entitled to receive 80% of the proceeds, net of repayment of principal (PIA loan net income), generated by the loans. The amounts due to the PIA investors from loan net income will be recorded as liabilities and will be distributed semi-annually to the holders pari passu and pro rata.

The PIA’s are redeemable for cash and, if the Company opens a qualified offering, includes a mandatory one-time option to convert their respective investment into cash or CERES Tokens. If the PIA is converted into cash, the cash conversion payment consisting of the PIA purchase price plus the PIA’s pro rata portion of unpaid PIA loan net income as of the conversion date is payable in cash to the investor in equal quarterly installments over the one-year period immediately following the conversion date. If a PIA is converted into CERES Tokens, the PIA is converted under the following formula: Total dollar amount invested in the PIA divided by the initial CERES Token price multiplied by 80%.

During 2022, a member of CERES Coin LLC management made a personal loan to one of the legacy PIA investors. The PIA investor used his PIA as security for the loan, then subsequently defaulted on the required installments under the loan agreement. Accordingly, the PIA was transferred from the legacy investor to the member of CERES Coin LLC management. As of December 31, 2023, and December 31, 2022, the outstanding balance of this PIA remains $80,000 and is included in the total Private Investment Agreements balance of $230,000 reported on the Balance Sheets. The remaining $150,000 of the Private Investment Agreements balance pertains to other PIA investors. There was no financial statement impact related to this transaction.

In January 2024 all the PIA’s were terminated.

5. CM SOLUTIONS LLC UNSECURED REVOLVING PROMISSORY NOTE

On January 1, 2019, the Company signed an unsecured revolving promissory note with CM Solutions, LLC, the Company’s sole owner, to cover up to $500,000 at an interest rate of 5.00% per annum. The note matured at the earlier of (a) December 31, 2020 or (b) the closing date of a Qualified Financing event. As a qualifying financing event has not occurred, the note expired each December 31st thereafter and been subsequently renewed on the following January 1st using identical terms. As of December 31, 2023 and 2022, no balances were outstanding under the unsecured revolving promissory note and, as of the date of these financial statements, no funds have been drawn.

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6. SOFTWARE AND PLATFORM DEVELOPMENT COSTS

During the years ended December 31, 2022 and 2023, the Company incurred $9,473 and $8,997, respectively, of software and platform development costs. In accordance with the Company’s capitalization policy, these amounts were expensed.

7. TOKEN SALE

On October 7, 2022, the Company received $25,000 as proceeds from the sale of 25,000 tokens to a non-related investor. Token holders’ rights, interests and accounting treatment are discussed previously in the accounting policies footnote. The outstanding token balance as of December 31, 2023 is 25,000 tokens.

8. SUBSEQUENT EVENTS AND CONTINGENT LIABILITY

The Company has evaluated subsequent events through September 30, 2025, the date the financial statements were available to be issued, and identified the following significant events requiring disclosure:

January 2024 Acquisition by Clearfield Communications LLC

On January 30, 2024, CM Solutions LLC, the sole member of CERES Coin LLC, entered into an agreement with Clearfield Communications, LLC ("Clearfield") to exchange all 500 outstanding equity interests in CERES Coin LLC for 4,324 Class B units of Clearfield, representing a 9.72% ownership interest.

In January 2024, CM Solutions LLC entered into Subscription and PIA Termination Agreements with four legacy PIA investors. As consideration for terminating the PIAs, three investors each received (i) 800 CM Solutions LLC shares at $62.50 per share and (ii) a non-transferable right to subscribe for a fixed number of CERES Tokens (619,834 tokens each). A fourth investor received (i) 800 CM Solutions LLC shares at $62.50 per share and (ii) a right to subscribe for 991,735 CERES Tokens on the same basis. All parties released one another from their prior PIA obligations.

On March 6, 2024, CERES filed a Form 1-U with the SEC. The Form 1-U notified investors of a material modification to the rights of securities holders with effective date February 6, 2024. CERES approved its amended Token Rights Agreement to better align with the intended operations of the Company going forward as a blockchain administrator of CERES Coin. The amended Token Rights Agreement removed distribution rights associated with the Loan Business, which the Company no longer intended to pursue, and provided additional clarity regarding distributions associated with the Blockchain Business. Pursuant to the amended Token Rights Agreement, up to 300,000,000 Tokens may be issued by CERES.

December 2024 Transfer and Settlement Agreement

On December 13, 2024, CERES Coin LLC, CM Solutions LLC, and Clearfield entered into a Transfer and Settlement Agreement (the "T&S Agreement") to unwind the January 2024 transaction. Under the T&S Agreement, Clearfield transferred back to CM Solutions LLC: (i) 100% of the equity interests in CERES Coin LLC (500 units), (ii) the right to receive 42 million CERES Tokens as contemplated in a January 30, 2024 side letter, and (iii) all Ceres Intellectual Property Assets, including patents, the domain name cerescoin.io, and software related to the Hyperledger Fabric blockchain platform, free and clear of all liens. In exchange, CM Solutions LLC transferred 4,324 Class B units back to Clearfield, and CERES Coin LLC granted Clearfield a perpetual, non-exclusive license to use a clone of the Hyperledger Fabric platform for its stablecoin payment business, subject to restrictions prohibiting competition with CERES’ stablecoin business, involvement in professional sports or stadium events, or substantial modifications to loyalty/reward programs.

The T&S Agreement included mutual releases of claims arising prior to the closing date, except for obligations surviving under the T&S Agreement, such as those in the New Side Letter, Restated Side Letter, and CERES Perpetual License. The parties agreed to potential future payments contingent on capital raises: if CERES or its transferee raises $2,500,000 or more, Clearfield and Greg Anderson would receive $240,000 and $10,000 from CERES, respectively; if less than $2,500,000 is raised, they would receive 10% of the capital raised and 10% of future gross revenues until a total of $250,000 is paid, after Ceres settles existing Ceres liabilities enumerated in the agreement documents.

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Separately, the T&S Agreement was ratified through a Unanimous Written Consent executed by CM Solutions LLC, CERES Coin LLC, their officers and managers (Greg Anderson, Charlie Uchill, and Larry Uchill), CoolMellon LLC (holding a 76.65% membership interest in CM Solutions LLC), and certain Majority Token Investors holding at least 66 million of the 300 million authorized CERES Tokens. The Consent confirmed the issuance of 66 million CERES Tokens as part of the 96 million tokens allocated to designees of CM Solutions LLC, leaving approximately 30 million tokens for potential future issuance under this category. The issuance aligns with the token rights outlined in the Token Rights Agreement, effective as of February 6, 2024, and included as Exhibit 3.A to Form 1-U dated March 6, 2024,

Certain consulting agreements, including the Steady Labs Contract dated January 8, 2024, were terminated, as were letter agreements with Matthew Morek and Elliott Kember dated February 29, 2024. The transaction documents were placed in escrow, pending Coretelligent LLC’s completion of work to deliver the Hyperledger Fabric clone, with closing contingent on satisfaction of escrow conditions, including execution of a Confirmation Letter and Coretelligent Notice. If escrow conditions are not met, the transaction may not close, potentially affecting the ownership structure and obligations described.

Discontinuation of Loan Business

Additionally, as of December 31, 2024, CERES Coin LLC decided to discontinue its line of business providing loans to businesses in the legal cannabis industry, shifting its focus to blockchain-related activities and token issuance as outlined in the revised token issuance plan. The discontinuation had no material impact on the Company’s financial position or results of operations as the loan business had not yet commenced active operations.

February 2025 Amended Operating Agreement and CERES Token Issuance

On February 21, 2025, CERES Coin LLC executed an Amended and Restated Operating Agreement, formalizing the company’s governance structure following the T&S Agreement. This agreement confirmed CM Solutions LLC as the sole Member, owning 5,000,000 Units (100% ownership), and established a Board of Managers including Charlie Uchill, Greg Anderson, Jesse Channon, Laird Bunch, and Matt Seal.

The Company has authorized up to 300,000,000 CERES Tokens under its amended Token Rights Agreement. In February 2025, the Company issued an aggregate of 210,000,000 CERES Tokens in a private placement conducted under Section 4(a)(2) of the Securities Act. Of these, 66,000,000 tokens were issued to CM Solutions LLC designees/token holders, 96,000,000 tokens to the Former Turtle Shark Group, and 48,000,000 tokens to Clearfield, pursuant to corresponding agreements. Following this issuance, 90,000,000 tokens remain authorized but unissued, available for future issuance subject to required approvals and applicable law.

July 2025 Subscription Agreement with National Holdings Inc.

On July 1, 2025, CERES Coin LLC, CM Solutions LLC, and National Holdings Inc. ("Investor"), an accredited investor, entered into a Subscription Agreement. The Investor agreed to contribute $1,499,999.80 (the "Subscribed Amount") in exchange for: (i) 125,000 equity units in CERES Coin LLC (2.50% equity stake) transferred from CM Solutions LLC, and (ii) 2,307,692 CERES Tokens issued by the Company at $0.65 per token, offered as restricted securities under Regulation D, Rule 506(b) of the Securities Act of 1933. The Investor was also granted options to purchase additional equity units and CERES Tokens in three optional tranches, each for $1,500,000, exercisable by January 1, 2026, July 1, 2026, and January 1, 2027, respectively. If all optional tranches are exercised, the Investor would receive a total of 200,000 equity units (4.0% equity stake) and 9,230,769 CERES Tokens for an aggregate contribution of $5,999,999. The transaction was executed to support the Company’s blockchain-related activities, with no material impact on the 2023 financial statements.

These transactions had no material impact on the December 31, 2023 financial statements but are disclosed due to their significance to the Company’s ownership structure, operations, and future obligations.

Renewal of Revolving Promissory Note

Subsequent to December 31, 2023, the revolving note referred to in Note 5 was renewed under the same terms as described. The revolving note was renewed in January of 2025.

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ITEM 8.  EXHIBITS

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

Exhibit Number	Exhibit

2.A.1*	Certificate of Formation of the issuer, filed November 13, 2017
2.A.2*	Certificate of Formation of CM Solutions LLC (f/k/a “CM Warehouse Solutions”), filed March 3, 2016
2.A.3*	Certificate of Filing of CoolMellon, LLC filed September 8, 2014
2.A.4*	Certificate of Amendment of CM Solutions LLC, filed June 15, 2017
2.B.1*	Operating Agreement of the issuer, effective as of November 15, 2017
2.B.2*	Limited Liability Company Agreement of CM Solutions LLC, effective as of April 8, 2018
2.B.3*	Limited Liability Company Agreement of CoolMellon, LLC, effective as of September 8, 2014
3.A*	Token Rights Agreement
3.B*	Coin Rights Agreement
3.C*	Form of previously issued “Private Investment Agreements”
4.A*	Form of Subscription Agreement
6.A*	Unsecured Promissory Note

*	Filed as an exhibit to the Company’s offering statement on Form 1-A (File No. 024-11256) and incorporated by reference.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 2, 2025.

CERES COIN LLC

By:	/s/ Greg Anderson
Greg Anderson, Manager, Chief Executive Officer

The following persons in the capacities and on the dates indicated have signed this report.

By:	/s/ Greg Anderson
Greg Anderson, Manager, Chief Executive Officer
Date:	October 2, 2025

By:	/s/ Charlie Uchill
Charlie Uchill, Manager, Chief Operating Officer
Date:	October 2, 2025

By:	/s/ Matt Seal
Matt Seal, Manager, Chief Financial Officer, Principal Accounting Officer
Date:	October 2, 2025

By:	/s/ Jesse Channon
Jesse Channon, Manager
Date:	October 2, 2025

By:	/s/ Laird Bunch
Laird Bunch, Manager
Date:	October 2, 2025